Exhibit 5.1
DEWEY BALLANTINE LLP
1301 AVENUE OF THE AMERICAS
NEW YORK, NEW YORK 10019-6092
TEL 212 259-8000 FAX 212 259-6333
September 21, 2007
First Albany Companies Inc.
677 Broadway
Albany, New York 12207
Ladies and Gentlemen:
We have acted as counsel to First Albany Companies Inc., a New York corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 13,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the First Albany Companies Inc. 2007 Incentive Compensation Plan (the “Plan”).
We are familiar with the proceedings of the Company relating to the authorization and issuance of the Shares. In addition, we have made such further examinations of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth. We express no opinion as to the law of any jurisdiction other than the Business Corporation Law of the State of New York.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any applicable award or other agreement properly granted or entered into thereunder, will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
Dewey Ballantine llp
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